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                                                                 EXHIBIT 99-9(d)

                             CONSULTING AGREEMENT
                       FRANK RUSSELL INVESTMENT COMPANY

THIS AGREEMENT made this 24th day of January, 1986 between and among Frank Russell Investment Company, a Massachusetts business trust (hereafter the "Trust"); Frank Russell Investment Management Company, a corporation organized under the laws of the State of Washington (hereafter "Manager"); and Frank Russell Company, a corporation organized under the laws of the State of Washington (hereafter "Consultant"):

                                   WITNESSETH
                                   ----------

WHEREAS the Trust is a diversified management investment company registered under the Investment Company Act of 1940 ("1940 Act"), currently offering shares of fifteen investment funds with different investment objectives and policies ("Sub-Trusts"), and uses one or more money managers to select portfolio securities; and

WHEREAS Manager has agreed to provide all management and administrative services to the Trust, including but not limited to the recommendation of money manager(s) for each of the Sub-Trusts, and to act as a discretionary money manager, and has also agreed to provide asset management services to shareholders of the Trust; and

WHEREAS Consultant is the sole stockholder of Manager, is registered as an investment advisor under the Investment Advisors Act of 1940, and is primarily engaged in the business of consulting with the sponsors of large pools of assets concerning the management and investment of those assets including the selection of investment managers for those pools ("asset management consulting services"); and

WHEREAS the Trust and Manager believe that Consultant's asset management consulting services provide reasonable and essential assistance to the Trust in conducting its operations and to Manager in discharging its responsibilities to the Trust and its shareholders, and desire to obtain Consultant's asset management consulting services on the terms and conditions set forth in this Agreement; and

     WHEREAS Consultant is willing to provide its asset management consulting services to the Trust and Manager on the terms and conditions set forth in this
Agreement:

     NOW THEREFORE, in consideration of the mutual agreements herein made, the Trust, Consultant, and Manager agree as follows:

     1. Employment of Consultant. Trust and Manager hereby employ Consultant to provide the asset management consulting services set forth in
          Section 2 of this Agreement.

     2.   Services of Consultant.  Consultant shall provide to the Trust and to
          Manager:

          A. Asset allocation modeling systems, including access to Consultant's computer facilities.

          B. Advice and techniques relating to investment objective planning, including targeting long-term rates of return and risk levels.

          C. Research and recommendations concerning potential money managers for the Trust.

          D. Monitoring and periodic re-evaluation of existing money managers for the Trust.

          E. Preparation of Portfolio Activity Reports for each portfolio of the Sub-Trusts, which reports measure and analyze various aspects of the portfolios and results achieved, and include the recording of
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               portfolio transactions, capital changes, income receipts, and other transactions; and of Analysis of International Management reports for each international portfolio of the Sub-Trust.

          Consultant shall provide the Trust and Manager with such research reports, investment policy statements and other materials supporting the advice and recommendations of Consultant with respect to the foregoing as they may reasonably request. At the request of the Trust or Manager, Consultant will consult with the Trust or Manager with respect to any recommendation made by Consultant and, in general, with respect to the accounts of shareholders of the Sub-Trusts.

     3. Acceptance and Appointment; Standard of Performance. Consultant hereby accepts its appointment as a consultant and agrees to use its best professional judgment to make timely reports and recommendations to the Trust and Manager with respect to the management of the accounts of the shareholders and of the Sub-Trust. Consultant agrees that in providing services hereunder it shall adhere to the same standards of care and conduct with respect to the Trust as it does for each of its other consulting clients.

     4. Services of Consultant to Other Clients. It is understood that Consultant performs substantially the same type of consulting services for other clients. Subject to the provisions of paragraph 3 hereof, the Trust and Manager agree that Consultant may give advice and take action with respect to any of its other clients which may differ from advice given, or the timing or nature of action taken, with respect to the Trust, so long as it is the Consultant's policy, to the extent practical, to provide its services and submit its recommendations over a period of time on a timely, fair, and equitable basis relative to other clients. Without limiting the foregoing, it is understood that Consultant shall not have any obligation to recommend any money manager for employment or termination by the Trust which Consultant, its principals, affiliates, or employees may recommend for the account of any other client, if in the opinion of Consultant such recommendation appears at that time to be unnecessary, unsuitable, or undesirable for the Trust.

     5. Fees for Consulting Services. The compensation of Consultant for its services under Section 2 of this Agreement shall be paid by Manager; provided, however that the Trust and Sub-Trusts shall pay the expenses of the reports identified in Section 2(E).

     6. Amendment. This Agreement may be amended at any time by written agreement between and among Consultant, the Trust, and Manager, subject to the Trust obtaining such approvals as may be required by the 1940 Act.

     7.   Renewal and Termination.

          A. This Agreement shall become effective on the date written above and shall continue in effect as to each Sub-Trust until April 30, 1987. The Agreement is renewable annually thereafter for successive one year periods: (1) by a vote of a majority of the Trustees of the Trust; or (2) as to each Sub-Trust, by a vote of a

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               majority of the outstanding voting securities of that Sub-Trust, and in either case by a vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Trust) cast in person at a meeting called for purposes of voting on the Agreement; provided, however, that if the shareholders of any one or more Sub-Trusts fail to approve the Agreement as provided herein, the Consultant may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the Rules and Regulations thereunder.

          B.   This Agreement:

               (1) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or, as to any Sub-Trust, by vote of a majority of the outstanding voting securities of the Sub-Trust, on 60 days' written notice to the Consultant;

               (2)  shall immediately terminate in the event of its assignment;
                    and

               (3) may be terminated by the Consultant on 60 days' written notice to the Trust.

          C. As used in this Section 7, the terms of "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth for any such terms in the 1940 Act.

          D. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     8. Applicable Law. To the extent that State law shall not have been preempted by the provisions of any other laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed, and enforced according to the laws of the State of Washington.

     9. Liabilities of the Consultant. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder or on the part of the Consultant, the Consultant shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

     10. Limitation of Liability. The Master Trust Agreement dated July 26, 1984, as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Frank Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of the Trust

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          hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

                                       FRANK RUSSELL INVESTMENT COMPANY

/s/ Philp J. Fina                      By: /s/ Don G. Powell
-----------------------------------        --------------------------------
    Philip J. Fina, Secretary                  Don G. Powell, President


                                       FRANK RUSSELL COMPANY

/s/ Philp J. Fina                      By: /s/ George F. Russell
-----------------------------------        --------------------------------
    Philip J. Fina, Secretary                  George F. Russell, Jr., President


                                       FRANK RUSSELL INVESTMENT
                                       MANAGEMENT COMPANY

/s/ Philp J. Fina                      By: /s/ Don G. Powell
-----------------------------------        --------------------------------
    Philip J. Fina, Secretary                  Don G. Powell, President

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                         CONSULTING SERVICES AGREEMENT

                                   SCHEDULE A
                                   ----------

                           Effective January 24, 1986

Pursuant to the provisions of Section 5, Manager shall pay Consultant a quarterly consulting fee equal to 1/4 of the following annual amounts:

Annual Fee
----------
$165,000 Consulting fee for asset modeling for clients and United States investment allocation and advisor evaluation.

  15,000 Consulting fee for asset modeling for international investment allocation and advisor evaluation.

On each July 1, the US consulting fee shall be increased or decreased by $10,000 for each $100,000 asset level which Trust's assets have increased or decreased, respectively, during the preceding calendar year as measured by Trust's assets on the first and the last day of the preceding calendar year.

Pursuant to the provisions of Section 5, the Trust shall pay Consultant a quarterly fee equal to 1/4 of the following annual amounts for the following reports:

$  5,400       Per U.S. Portfolio PAR report

  13,000       Per International portfolio PAR report

   2,000       Per AIM report for an international portfolio

The annual fee shall be pro-rated as portfolios are added to or deleted from the reporting systems.

FRANK RUSSELL COMPANY                  FRANK RUSSELL INVESTMENT
                                       MANAGEMENT COMPANY

By: /s/ George F. Russell              By: /s/ Don G. Powell
    -------------------------------        --------------------------------
        George F. Russell, Jr.,                Don G. Powell, President
        President


FRANK RUSSELL INVESTMENT COMPANY

By: /s/ Don G. Powell
    -------------------------------
        Don G. Powell, President